NEWS RELEASE

Soltera Mining Corp. Eureka Property Update

Jujuy, Argentina – May 5th, 2009 – Dr. Fabio Montanari, President and CEO of Soltera Mining Corp. (OTC: SLTA.PK; FRANKFURT: SN7) is pleased to provide an update on the Eureka property, a copper-gold project located in the Province of Juyjuy, Argentina.

In March 2007, Soltera secured an option to acquire 100% of the Eureka project from the title owner, Senor Antonio Guilianotti, for various rental payments and work commitments.  Later that month, the two parties signed a joint venture agreement with TNR Gold Corp. (“TNR”), a Canadian mining company listed on the TSX with extensive experience in Argentina, in which TNR could acquire a 75% interest in the property by spending a total of US$3,000,000 in exploration and option payments before April 20, 2010.  During 2007 and 2008, TNR carried out sampling programs on the deposit together with strategic and tactical geochemical prospecting surveys and a geophysical survey.  They also commissioned a sedimentological-stratigraphic study to guide the exploration and completed an NI-43-101 report.

The three parties have now amended the joint venture agreement in view of the current economic climate.  In effect, TNR pays rental of US$5,000 per month until December 2009 and covers any expenses required to keep the property in good standing.   In December 2009, TNR can leave the joint venture or renegotiate the terms of the original agreement.  The underlying agreement between Soltera and the title owner remains unchanged, so if TNR decides to leave, the project reverts 100% to Soltera who can invest directly or with another joint-venture partner.

The 10,000 hectare Eureka property is located in the extreme north-west of Argentina near the Bolivian border.  The property contains ‘Red Bed’ type strata-bound copper mineralization within sedimentary sandstones, clays and conglomerates.  It is similar in style to major copper deposits in the Bolivian part of the Tertiary Belt.  A geological estimate in the late 1990’s (historic resources estimate which is not compliant with modern standards such as NI-43-101) was 50 to 60 million tons grading 1% copper.  Only 70 m of the 450 m deep prospective Eureka formation has been explored to date, which leaves extensive upside potential.

Eureka is only 3 km from Soltera’s major El Torno gold project and could be part of the same mineralizing system.  In fact, the weathered portion of the Eureka copper deposit contains erratically distributed gold, and alluvial gold has been worked in the area since prior to the time of the Spanish arrival.  The deposit is also marked by an old mine with over 5 km of underground workings that exploited copper and gold on a small scale until 1987.

The proximity of Eureka to El Torno is not only of academic interest; it means that the two deposits could be developed in parallel if future results justify such actions.

About Soltera Mining Corp.:
Soltera Mining Corp. is an exploratory stage mining company dedicated to increasing shareholder value through the acquisition of world-class mining properties in Argentina and Mexico. The company has leading individuals from the mining industry placed in key management and advisory positions.  For more information about the company, please visit our web site at www.solteramining.com.

Contact:
Soltera Mining Corp.
1-888-768-5552
E-mail: info@solteramining.com
Website: www.solteramining.com

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